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                                                              Exhibit 99-5(b)(8)
                                LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Yield Calculation Services Agreement of Frank Russell Investment Company, dated January 2, 1985, the Frank Russell Investment Company advises you that it is creating five new funds to be named Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Equity Balanced Strategy Fund (each, a "Fund") "), each of which will consist of Class S shares, Class D Shares and Class E shares (each, a "Class"), and that each Fund desires for State Street Bank and Trust Company to compute the performance results of each Class of each Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:   Lynn L. Anderson
   ---------------------------
   Lynn L. Anderson
   President


Accepted this 28th day of January, 1997.



STATE STREET BANK AND TRUST COMPANY


By:    Brad Payne
   ---------------------------
Its:     Vice President
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